EXHIBIT (a)(1)(i)

OFFER TO PURCHASE

Penske Automotive Group, Inc.

Offer to Purchase for Cash Any and All Outstanding 3.5% Senior Subordinated Convertible Notes due 2026
At the purchase price as provided herein per $1,000 principal amount of Convertible Notes

(CUSIP No. 909440AG4 and CUSIP No. 909440AH2)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 3, 2010, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER THEIR CONVERTIBLE NOTES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION PLUS ACCRUED INTEREST. TENDERS OF CONVERTIBLE NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.

Penske Automotive Group, Inc. (the “Company,” “we” or “us”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), to purchase any and all of the outstanding 3.5% Senior Subordinated Convertible Notes due 2026 of the Company (the “Convertible Notes”) that are validly tendered and not withdrawn prior to the Expiration Time, in each case for cash in an amount equal to $1,020 per $1,000 principal amount of Convertible Notes purchased (the “Consideration”).

The Company’s obligation to accept for payment, and to pay for, any Convertible Notes validly tendered pursuant to the Offer is subject to satisfaction of all the conditions described in this Offer to Purchase, including, without limitation, the Financing Condition. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and form time to time, in the sole discretion of the Company. See “Conditions to the Offer.”

If a Holder (as defined below) validly tenders its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Convertible Notes from and including the last interest payment date of April 1, 2010 up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). No tenders will be valid if submitted after the Expiration Time.

Any holder of record of Convertible Notes (each, a “Holder”, and collectively, “Holders”) desiring to tender, and any beneficial owner of Convertible Notes desiring that the Holder tender, all or any portion of such Holder’s Convertible Notes must comply with the procedures for tendering Convertible Notes set forth herein in “Procedures for Tendering and Withdrawing Convertible Notes” and in the Letter of Transmittal.

Any questions or requests for assistance concerning the Offer may be directed to J.P. Morgan Securities Inc. or Banc of America Securities LLC (the “Dealer Managers”) or Georgeson Inc. (the “Information Agent”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners should contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. The Bank of New York Mellon Trust Company, National Association is acting as depositary (the “Depositary”) in connection with the Offer.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER.  HOWEVER, NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS (OR COMMITTEE THEREOF), THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS CONVERTIBLE NOTES AND IF SO, THE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES TO TENDER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Dealer Managers for the Offer are:

J.P. Morgan	BofA Merrill Lynch

May 6, 2010

IMPORTANT INFORMATION

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the Expiration Time, of which Convertible Notes tendered are accepted for payment pursuant to the Offer. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date.

Payment for the Convertible Notes will be made by the deposit of immediately available funds by the Company with the Depositary promptly following the Expiration Time, and is expected to be made on the next business day following the Expiration Time (the date of payment with respect to the Offer being referred to herein as the “Payment Date”). The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment for Convertible Notes tendered pursuant to the Offer, or the payment for Convertible Notes accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the Consideration will not be paid or become payable to Holders who have validly tendered their Convertible Notes pursuant to the Offer. In any such event, the Convertible Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Convertible Notes that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or any such affiliate may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase Convertible Notes until ten business days after the expiration or termination of the Offer. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO

i

UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN AND INCORPORATE BY REFERENCE IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Any Holder who desires to tender Convertible Notes and who holds physical certificates evidencing such Convertible Notes must complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 2 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Convertible Notes being tendered and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Only Holders—i.e., record owners, as reflected on the Company’s registry of ownership—are entitled to tender Convertible Notes.

A beneficial owner of the Convertible Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Convertible Notes on the beneficial owner’s behalf. The Depository Trust Company (“DTC”) has authorized DTC participants that hold Convertible Notes on behalf of beneficial owners of Convertible Notes through DTC to tender their Convertible Notes as if they were Holders. The Depositary and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Convertible Notes, DTC participants must tender their Convertible Notes to DTC through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held Through DTC.” Holders desiring to tender their Convertible Notes on the day when the Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary. See “Dealer Managers, Information Agent and Depositary.”

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Convertible Notes in accordance with the procedures set forth herein and in the Letter of Transmittal.

ii

SUMMARY TERM SHEET

The following summary is not complete and is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase, the related Letter of Transmittal and any supplements hereto or thereto. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	Penske Automotive Group, Inc., a Delaware corporation.

The Convertible Notes	3.5% Senior Subordinated Convertible Notes due 2026 of the Company. See “Impact of the Offer on Rights of the Holders of the Convertible Notes.”

The Offer	The Company is offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time, in each case for the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. See “The Offer.”

Purpose of the Offer; Source and Amount of Funds	The purpose of the Offer is to purchase any and all of the outstanding Convertible Notes in order to retire the debt associated with the Convertible Notes. The Company will fund purchases pursuant to the Offer from the proceeds of its concurrent offering (the ‘‘New Notes Offering”) of $200.0 million aggregate principal amount of senior subordinated notes due 2020 (the ‘‘New Notes”), together with cash flow from operations, working capital and availability under the U.S. credit agreement. See “The Offer—Purpose of the Transaction” and “The Offer—Source and Amount of Funds.”

Consideration; Accrued Interest	The Consideration offered is cash in an amount equal to $1,020 per $1,000 principal amount of Convertible Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. With respect to any Convertible Notes purchased in the Offer, “Accrued Interest” means unpaid interest accrued on such Convertible Notes pursuant to their terms up to but not including the Payment Date. See “The Offer.”

Payment Date	The Payment Date for the Offer is expected to be promptly after the Expiration Time. The Company expects payment to be made on June 4, 2010. See “Acceptance for Payment and Payment.”

Expiration Time	The Offer will expire at 12:00 midnight, New York City time, at the end of June 3, 2010, unless extended or earlier terminated by the Company. See “The Offer—Expiration Time; Extension; Amendment; Termination.”

Withdrawal Rights	Tendered Convertible Notes may be withdrawn by Holders at any time prior to the Expiration Time. After the Expiration Time, tendered Convertible Notes may not be withdrawn except in the limited circumstances described herein. See “Procedures for Tendering and Withdrawing Convertible Notes—Withdrawal of Tenders; Absence of Appraisal Rights.”

Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions described herein, including, without limitation, the consummation of the New Notes Offering, referred to herein as the “Financing Condition.” The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer.

The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Convertible Notes tendered in the Offer, or to delay the payment for Convertible Notes so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offer.”

Procedures for Tendering and Withdrawing Convertible Notes	Any Holder who desires to tender Convertible Notes pursuant to the Offer, and holds physical certificates evidencing such Convertible Notes, must complete and sign the related Letter of Transmittal (or manually sign a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 2 of the Letter of Transmittal and deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Convertible Notes being tendered and any other required documents, to the Depositary prior to the Expiration Time. Only a person who is the record owner of a Convertible Note, as reflected in the Company’s registry of ownership, is the Holder of that Convertible Note and is entitled to tender that Convertible Note in the Offer. Beneficial owners of Convertible Notes who hold their interests through a nominee or other person are not the Holders of those Convertible Notes and, if they wish such Convertible Notes to be tendered in the Offer, they must arrange for the Holders to effect the tender for them.

Any beneficial owner who holds Convertible Notes in book-entry form through DTC and who desires that the Convertible Notes be tendered should request the owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the owner prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held by Record Holders.”

Holders of Convertible Notes who are tendering by book-entry transfer to the Depositary’s account at DTC must execute the tender through ATOP. DTC Participants (as defined herein) that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC. DTC will then send an Agent’s Message (as defined herein) to the Depositary for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to the tender of Convertible Notes. See “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held Through DTC.”

Untendered and/or Unpurchased Convertible Notes	Convertible Notes not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Although the Company has no obligation to do so, the Company may effect a satisfaction and discharge of the indenture governing the Convertible Notes or otherwise purchase and/or redeem the untendered Convertible Notes in any lawful manner available to the Company. See “Additional Considerations Concerning the Offer.” Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase Convertible Notes, other than the Company’s purchases of Convertible Notes in connection with the Offer, until ten business days after the expiration or termination of the Offer.

Acceptance for Payment and Payment	Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date, which is expected to be June 4, 2010.

Payments for Convertible Notes accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Convertible Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Convertible Notes tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Certain Material U.S. Federal Income Tax Considerations	For a discussion of certain material U.S. federal income tax considerations relating to the Offer, see “Certain Material U.S. Federal Income Tax Considerations.”

Brokerage Commission	No brokerage commissions are payable by Holders to the Dealer Managers, the Information Agent, the Company, the Trustee or the Depositary.

Dealer Managers	J.P. Morgan Securities Inc. and Banc of America Securities LLC

Depositary	The Bank of New York Mellon Trust Company, National Association

Information Agent	Georgeson Inc.

ABOUT THE COMPANY

Penske Automotive Group, Inc., referred to herein as the “Company” or “we,” is the second largest automotive retailer headquartered in the United States as measured by total revenues. As of March 31, 2010, we owned and operated 168 franchises in the U.S. and 152 franchises outside of the U.S., primarily in the United Kingdom. We offer a full range of vehicle brands with 95% of our total retail revenue in the first quarter of 2010 generated from brands of non-U.S. based manufacturers, and 65% generated from premium brands, such as Audi, BMW, Cadillac, Mercedes-Benz and Porsche. Each of our dealerships offers a wide selection of new and used vehicles for sale. In addition to selling new and used vehicles, we generate higher-margin revenue at each of our dealerships through maintenance and repair services and the sale and placement of higher-margin products, such as third party finance and insurance products, third-party extended service contracts and replacement and aftermarket automotive products. We are also diversified geographically, with 61% of our total revenues in the first quarter of 2010 generated by operations in the U.S. and Puerto Rico and 39% generated from our operations outside the U.S. (predominately in the U.K.).

We are also, through smart USA Distributor, LLC (“smart USA”), our wholly-owned subsidiary, the exclusive distributor of the smart fortwo vehicle in the U.S. and Puerto Rico. The smart fortwo is manufactured by Mercedes-Benz Cars and is a Daimler brand. This technologically advanced vehicle achieves more than 40 miles per gallon on the highway and is an ultra-low emissions vehicle as certified by the State of California Air Resources Board. As of March 31, 2010, smart USA had certified a network of more than 75 smart dealerships, ten of which are owned and operated by us. The smart fortwo offers five different versions, the pure, passion coupe, passion cabriolet, BRABUS coupe and BRABUS cabriolet, with current base prices ranging from $11,990 to $20,999.

We also hold a 9.0% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, including, transportation and distribution center management and supply chain management. The general partner of PTL is Penske Truck Leasing Corporation, a wholly-owned subsidiary of Penske Corporation, which, together with other wholly-owned subsidiaries of Penske Corporation, owns 41.1% of PTL. The remaining 49.9% of PTL is owned by GE Capital.

THE OFFER

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Convertible Notes that are validly tendered and not validly withdrawn prior to the Expiration Time for the Consideration of $1,020 per $1,000 principal amount of the Convertible Notes so purchased, plus Accrued Interest on such Convertible Notes.

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date, which is expected to be June 4, 2010.

Convertible Notes accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Consideration; Accrued Interest

The Consideration for the Convertible Notes accepted for payment will be paid on the Payment Date, which is expected to be promptly after the Expiration Time. Such payments will be made by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

Tenders of Convertible Notes pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. If Holders validly withdraw previously tendered Convertible Notes, such Holders will not receive the Consideration, unless such Convertible Notes are validly retendered and not again withdrawn prior to the Expiration Time (and the Company accepts the Convertible Notes for payment, upon the terms and subject to the conditions of the Offer).

Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Convertible Notes—i.e., unpaid interest that has accrued on those Convertible Notes pursuant to their terms from the last semi-annual interest payment date (which was April 1, 2010) up to but excluding the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Notes.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of June 3, 2010 unless and until the Company shall, in its sole discretion, have extended this period, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify DTC and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement, other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction of all the conditions described herein, including, without limitation, the Financing Condition. See “Conditions to the Offer.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof.

If the Company extends the Offer or delays its acceptance for payment, or payment, for any Convertible Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Convertible Notes on behalf of the Company. However, the ability of the Company to delay acceptance for payment, or payment, for Convertible Notes that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law, including Rule 13e-4 under the Exchange Act.

Purpose of the Transaction

The purpose of the Offer is to purchase the Convertible Notes in order to retire the debt associated with the Convertible Notes. Any Convertible Notes we purchase in the Offer will be cancelled.

Source and Amount of Funds

The total amount of funds required to purchase all of the outstanding $235.2 million aggregate principal amount of the Convertible Notes at a price equal to $1,020 per $1,000 principal amount, to pay all accrued and unpaid interest on such Convertible Notes and to pay all anticipated fees and expenses in connection therewith is expected to be approximately $241.9 million. The Company expects to use net cash proceeds from the concurrent New Notes Offering, together with cash flow from operations, working capital and availability under the U.S. credit agreement, to pay for these amounts. Pending the completion of the Offer, we intend to use all of the net proceeds from the New Notes Offering to repay amounts outstanding under the U.S. credit agreement and a portion of our floor plan borrowings. Upon the completion of the Offer, we intend to re-borrow the amounts under the U.S. credit agreement to purchase any of the Convertable Notes tendered in connection with the Offer, as described above. This Offer to Purchase does not constitute an offer to sell nor a solicitation of an offer to buy the New Notes.

The Company expects to enter into a purchase agreement with certain initial purchasers (the “Purchase Agreement”) in connection with the New Notes Offering. The New Notes are expected to be offered in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended, and, when issued, will be governed by an indenture between the Company and The Bank of New York Mellon Trust Company, National Association. The net proceeds of the New Notes Offering will be distributed to the Company prior to the Payment Date. We intend to use these net proceeds of the New Notes Offering to purchase Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer and accepted for payment.

The New Notes are expected to have a term of ten years. The indenture governing the New Notes will restrict the ability of the Company and its restricted subsidiaries to, among other things: incur additional indebtedness; make certain distributions, investments and other restricted payments; create certain liens; sell assets; enter into transactions with affiliates; create restrictions on the Company’s ability to receive dividends or other payments from restricted subsidiaries; create or designate unrestricted subsidiaries; and merge, consolidate or transfer all or substantially all of their assets.

The closing of the New Notes Offering will be subject to certain conditions to be set forth in the Purchase Agreement, including, among others, the condition that no material adverse change has occurred the effect of which is such as to make it, in the judgment of the representative of the initial purchasers, impracticable or inadvisable to proceed with the offering, sale or delivery of the New Notes or to enforce contracts for the sale of the New Notes, and the condition that no downgrading shall have occurred in the rating accorded the New Notes or any other debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act. We will not be required to accept for purchase any tendered Convertible Notes, or pay the Consideration plus Accrued Interest, if the Financing Condition is not satisfied. See “Conditions to the Offer.” We cannot assure you that the proposed New Notes Offering will be successful, and we reserve the right to waive any and all conditions of the Offer on or prior to the Expiration Date.

This summary of the terms of the New Notes is qualified in its entirety by the terms of the indenture governing the New Notes, which will be filed as an exhibit to an amendment to the Schedule TO and incorporated by reference herein.

PROCEDURES FOR TENDERING AND WITHDRAWING CONVERTIBLE NOTES

The tender of Convertible Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Convertible Notes. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. Any Convertible Notes tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

Tendering Convertible Notes

The tender of Convertible Notes pursuant to any of the procedures described in this Offer to Purchase and set forth in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The valid tender of Convertible Notes will constitute the agreement of the Holder to deliver good and marketable title to all tendered Convertible Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

UNLESS THE CONVERTIBLE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER INTO THE DEPOSITARY’S ACCOUNT AT DTC PRIOR TO THE EXPIRATION TIME (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR CONVERTIBLE NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED CONVERTIBLE NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

Only registered Holders of Convertible Notes are authorized to tender their Convertible Notes pursuant to the Offer. Accordingly, to properly tender Convertible Notes or cause Convertible Notes to be tendered, the following procedures must be followed:

Convertible Notes Held Through DTC

With regard to Convertible Notes held in book-entry form through DTC, DTC or its nominee is the sole registered owner—and thus the sole Holder—of those Convertible Notes. Beneficial owners of Convertible Notes held through a participant (a “DTC Participant”) of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) are not Holders of the Convertible Notes, and any such beneficial owner that wishes its Convertible Notes to be tendered in the Offer must instruct the DTC Participant through which its Convertible Notes are held to cause its Convertible Notes to be tendered and delivered to the Depositary in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC Participants desiring that Convertible Notes be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Convertible Notes through DTC and chooses to accept the Offer must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message (as defined below) to the Depositary for its acceptance. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Convertible Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Convertible Notes into the Depositary’s account through ATOP. However, although delivery of the Convertible Notes may be effected through book-entry transfer into the Depositary’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

All Convertible Notes currently held through DTC have been issued in the form of global Convertible Notes (the “Global Convertible Notes”) registered in the name of Cede & Co., DTC’s nominee. At or as of the close of business on the first business day after the Payment Date, the aggregate principal amount of the Global Convertible Notes will be reduced to represent the aggregate principal amount of the Convertible Notes, if any, held through DTC and not tendered pursuant to the Offer.

Convertible Notes Held by Record Holders

For any Convertible Notes not held in book-entry form through DTC to be tendered, the Holder of the Convertible Note—i.e., the record owner of the Convertible Note as reflected in the Company’s register of Convertible Notes—must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Convertible Notes, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

BENEFICIAL OWNERS OF CONVERTIBLE NOTES—I.E., THOSE WHO HOLD INTERESTS IN THE CONVERTIBLE NOTES THROUGH A BANK, BROKER OR OTHER NOMINEE OR THROUGH DTC—ARE NOT HOLDERS OF THEIR CONVERTIBLE NOTES; ONLY THE NOMINEES OF THOSE PERSONS (OR DTC) IN WHOSE NAME THE CONVERTIBLE NOTES ARE REGISTERED ON THE COMPANY’S REGISTER OF CONVERTIBLE NOTES ARE THE HOLDERS OF THE CONVERTIBLE NOTES AND MAY TENDER THE CONVERTIBLE NOTES IN THE OFFER.

All signatures on the Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Convertible Notes are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal or any Convertible Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Lost or Missing Certificates

If a Holder desires to tender Convertible Notes pursuant to the Offer, but the certificates representing such Convertible Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary for further instructions at the address or telephone number set forth herein. See Instruction 10 of the Letter of Transmittal.

Backup U.S. Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a beneficial owner, or such beneficial owner’s assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 8 of the Letter of Transmittal, the aggregate Consideration and Accrued Interest may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. holder (as defined below in “Certain Material U.S. Federal Income Tax Considerations”) should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. Each non-U.S. holder (as defined below in “Certain Material U.S. Federal Income Tax Considerations”) must submit the appropriate completed IRS Form W-8 (generally Form W-8BEN for a non-U.S. holder) to avoid backup withholding. See Instruction 8 of the Letter of Transmittal and “Certain Material U.S. Federal Income Tax Considerations — Information Reporting and Backup Withholding” in this Offer to Purchase.

Effect of Letter of Transmittal

Subject to, and effective upon, the acceptance for payment of, and payment for, the Convertible Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Convertible Notes (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Convertible Notes tendered thereby, (ii) waives any and all rights with respect to such Convertible Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Convertible Notes and the indenture under which the Convertible Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Convertible Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Convertible Notes, to convert the Convertible Notes into our shares of common stock, cash or a combination of common stock and cash, to participate in any redemption, defeasance or purchase of such Convertible Notes or be entitled to any of the benefits under the indenture under which the Convertible Notes were issued; and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Convertible Notes (with full knowledge that the Depositary also acts as the agent of the Company) with respect to such Convertible Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Convertible Notes, or transfer ownership of such Convertible Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Convertible Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Consideration and Accrued Interest for any tendered Convertible Notes that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all upon the terms and subject to the conditions of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Convertible Notes pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Convertible Notes. The Company’s interpretation of the terms and conditions of the Offer (including, without limitation, the instructions in the Letter of Transmittal) will be final and binding. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Convertible Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Convertible Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

LETTERS OF TRANSMITTAL AND CONVERTIBLE NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR CONVERTIBLE NOTES TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT.

THE METHOD OF DELIVERY OF CONVERTIBLE NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH

ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION TIME.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Convertible Notes in accordance with the procedures set forth above.

Withdrawal of Tenders; Absence of Appraisal Rights

Withdrawal of Convertible Notes by Holders may only be accomplished in accordance with the following procedures. Holders may withdraw Convertible Notes tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f)(2) of the Exchange Act, unless such Convertible Notes have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Convertible Notes or is unable to purchase Convertible Notes validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under such Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered Convertible Notes, and such Convertible Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the person who tendered the Convertible Notes to be withdrawn and the name in which those Convertible Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Convertible Notes), if different from that of the person who deposited the Convertible Notes, (ii) contain the description of the Convertible Notes to be withdrawn, the certificate number or numbers of such Convertible Notes, unless such Convertible Notes were tendered by book- entry delivery, and the aggregate principal amount represented by such Convertible Notes, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable Convertible Note trustee register the transfer of the Convertible Notes into the name of the person withdrawing such Convertible Notes and (iv) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties. No withdrawal of Convertible Notes shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Convertible Notes may not be rescinded, and any Convertible Notes properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Convertible Notes by following one of the procedures for tendering Convertible Notes described herein at any time prior to the Expiration Time.

There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to the Offer prior to the Expiration Time. The Company expects payment to be made on June 4, 2010. Any Convertible Notes so tendered and accepted for payment pursuant to the Offer will be cancelled.

The Company, at its option, may elect to extend the Expiration Time to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Convertible Notes tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Convertible Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing such Convertible Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Convertible Notes validly tendered and not validly withdrawn prior to such Expiration Time as, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Convertible Notes. On the Payment Date, the Company will deposit the Consideration and Accrued Interest with DTC, in the case of Convertible Notes tendered by book-entry transfer, or with the Depositary, in the case of Convertible Notes tendered in the form of physical certificates. DTC or the Depositary, as applicable, will thereafter transmit to the Holders of Convertible Notes accepted for payment the Consideration and Accrued Interest.

If the Company extends the Offer or delays its acceptance for payment, or payment, for Convertible Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Convertible Notes on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Convertible Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Convertible Notes validly tendered and accepted for payment pursuant to such Offer.

Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Convertible Notes. UNDER NO CIRCUMSTANCES WILL ANY ADDITIONAL INTEREST BE PAYABLE BECAUSE OF ANY DELAY IN THE TRANSMISSION OF FUNDS TO THE HOLDERS OF PURCHASED CONVERTIBLE NOTES.

Tendering Holders of Convertible Notes will not be required to pay brokerage commissions or fees with respect to the tendering of Convertible Notes pursuant to the Offer.

If the Offer is terminated or the Convertible Notes are validly withdrawn prior to the Expiration Time, or the Convertible Notes are not accepted for payment, the Consideration will not be paid or become payable. If any tendered Convertible Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Convertible Notes than are tendered, such Convertible Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Convertible Notes tendered by book-entry transfer, such Convertible Notes will be credited to the account maintained at DTC from which those Convertible Notes were delivered) unless otherwise requested by such Holder under “A. Special Issuance/Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer. The Offer does not have as a condition that a minimum principal amount of Convertible Notes be tendered.

Financing Condition. The Offer is conditioned upon the successful completion of the New Notes Offering and receipt on or prior to the Expiration Time of the net proceeds therefrom. The Company expects to use these net proceeds, together with cash flow from operations, working capital and availability under the U.S. credit agreement, to pay (i) the Consideration in respect of all Convertible Notes (regardless of the actual amount of Convertible Notes tendered) plus Accrued Interest and (ii) applicable fees and expenses relating to this Offer. Notwithstanding the foregoing, the Company expressly reserves the right, in its sole discretion but subject to applicable law, to terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if the Company determines, in its reasonable judgment, that the Financing Condition cannot be satisfied at or prior to the Expiration Time, which makes it inadvisable to proceed with the Offer or with acceptance for payment any Convertible Notes tendered in the Offer. See “The Offer—Source and Amount of Funds” for additional information regarding the New Notes Offering.

General Conditions. Notwithstanding any other provision of the Offer, subject to applicable law, the Company shall not be required to accept for payment any Convertible Notes tendered in the Offer and may, in its sole discretion, terminate or amend the Offer if on or after May 6, 2010, and at or prior to the Expiration Time, any of the following events shall occur:

•	in our reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:

•	challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Convertible Notes pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Convertible Notes pursuant to the Offer;

•	in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:

•	could make the acceptance for payment, or payment, for some or all of the Convertible Notes illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•	could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Convertible Notes to be purchased pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•	in our reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after May 6, 2010;

•	any material escalation of any war or armed hostilities which had commenced before May 6, 2010;

•	any limitation, whether or not mandatory, imposed by any governmental, regulatory, self- regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Convertible Notes or in the Company’s common stock;

•	any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and our subsidiaries, taken as a whole, or on the benefits of the Offer to us;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	a tender or exchange offer for any or all of our common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

All of the General Conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the events listed above has occurred and that, regardless of the circumstances giving rise to the event (including any action or inaction by us), such event makes it inadvisable to proceed with the Offer or with acceptance for payment any Convertible Notes tendered in the Offer.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE CONVERTIBLE NOTES

As of May 6, 2010, the Company had outstanding $235,150,000 aggregate principal amount of its 3.5% Senior Subordinated Convertible Notes due 2026. If the Company accepts Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders the Consideration and Accrued Interest for all Convertible Notes purchased from them in the Offer, and thereby such Holders will give up certain rights associated with their ownership of such Convertible Notes. Below is a summary of certain rights that such Holders will forgo if such Convertible Notes are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Convertible Notes. Please refer to the Indenture by and among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, National Association (formerly The Bank of New York Trust Company, N.A.), as trustee, dated as of January 31, 2006, filed on February 2, 2006 as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as well as the Amended and Restated Supplemental Indenture by and among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, National Association (formerly, The Bank of New York Trust Company, N.A.), as trustee, dated as of February 19, 2010, filed on February 24, 2010 as Exhibit 4.1.2 to the Company’s Annual Report on Form 10-K (together, the “Indenture”), for the terms of the Convertible Notes. See “Where You Can Find Additional Information.”

Interest

Holders of Convertible Notes purchased in the Offer will forgo regular semi-annual payments of interest accruing on the principal of the Convertible Notes at the rate of 3.5% per annum from and after the Payment Date.

Holders of Convertible Notes purchased in the Offer will also forgo semi-annual payments of contingent interest accruing on the principal of the Convertible Notes with respect to any six-month period from April 1 to September 30 and from October 1 to March 31, commencing with the six-month period beginning on April 1, 2011 and ending on September 30, 2011, if the average trading price of a Convertible Note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the Convertible Note. The amount of the contingent interest payable per Convertible Note for any relevant six-month period will equal 0.25% per annum of the average trading price of a Convertible Note for the applicable five trading day period described above.

Conversion Rights of Holders

Holders of Convertible Notes purchased in the Offer will forgo the right to elect to convert those Convertible Notes into cash and our common stock (at a rate of 42.7796 shares per $1,000 principal amount of Convertible Notes, which equates to a conversion price of approximately $23.38 per share of common stock subject to adjustment as provided in the Indenture) under the following circumstances: (1) in any quarterly period, if the closing price of our common stock for at least twenty trading days in the last thirty consecutive days ending on the last trading day of the prior quarter exceeds $28.05 (subject to adjustment), (2) for specified periods, if the trading price of the Convertible Notes falls below specific thresholds, (3) if the Convertible Notes are called for redemption, (4) if specified distributions to holders of our common stock are made or specified corporate transactions occur, (5) if a fundamental change (as defined in the Indenture) occurs, or (6) during the ten trading days prior to, but excluding, the maturity date.

Upon conversion of the Convertible Notes, for each $1,000 principal amount of the Convertible Notes, a holder would receive an amount in cash, in lieu of shares of our common stock, equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of common stock equal to the conversion rate. If the conversion value exceeds $1,000, we would also deliver, at our election, cash, common stock or a combination of cash and common stock with respect to the remaining value deliverable upon conversion.

Right of Holders to Receive Principal at Maturity

Holders of Convertible Notes purchased in the Offer will forgo the right to receive payment of the full principal amount of those Convertible Notes on the maturity date for the Convertible Notes. The Convertible Notes are scheduled to mature on April 1, 2026, but the maturity is subject to acceleration upon certain events of default.

Right of Holders to Require Purchase by the Company

Holders of the Convertible Notes will forgo the right to require us to purchase all or a portion of their Convertible Notes for cash on April 1, 2011, April 1, 2016 or April 1, 2021 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, if any, to the applicable purchase date.

In addition, Holders of Convertible Notes purchased in the Offer will forgo the right to require the Company to purchase for cash all or a portion of such Holders’ Convertible Notes upon the occurrence of a fundamental change (as defined in the Indenture), at a price equal to 100% of the principal amount of the Convertible Notes to be purchased plus any accrued and unpaid interest, if any, to the purchase date.

This description of the terms of the Convertible Notes and the indenture governing the Convertible Notes is qualified in its entirety by the terms of the indenture, which is filed as an exhibit to the Schedule TO and incorporated by reference herein.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder and owner of Convertible Notes before deciding whether the Convertible Notes should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Position of the Company Concerning the Offer

Holders of Convertible Notes purchased in the Offer will receive cash in an amount that is greater than the principal amount of those Convertible Notes and will forgo interest, conversion and other rights associated with these Convertible Notes. Neither the Company nor its management or board of directors (or committee thereof) nor the Dealer Managers, Depositary or the Information Agent makes any recommendation to any Holder or owner of Convertible Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Convertible Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information included or incorporated by reference in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender.

Tax Treatment of Purchase of Convertible Notes in the Offer

The sale of a Convertible Note pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined below in “Certain Material U.S. Federal Income Tax Considerations”) generally will recognize gain or loss equal to the difference between (a) the amount of cash the U.S. holder receives for the Convertible Note, reduced by any net negative adjustment carried forward with respect to the Convertible Note and (b) the U.S. holder’s adjusted tax basis in the Convertible Note. Any gain recognized by a U.S. holder upon the sale of a Convertible Note pursuant to the Offer generally will be treated as ordinary interest income. Payments of cash made to a non-U.S. holder (as defined below in “Certain Material U.S. Federal Income Tax Considerations”) pursuant to the Offer, and any gain realized by a non-U.S. holder on the sale of a Convertible Note pursuant to the Offer (other than any portion of the gain that is attributable to increases in the conversion rate on account of increases in the dividend rate on the Company’s common stock), generally will not be subject to U.S. federal income tax (including by way of withholding thereof) provided that certain conditions are satisfied. Please see “Certain Material U.S. Federal Income Tax Considerations” for a more detailed discussion.

Limited Trading Market for Convertible Notes Not Purchased in the Offer

The Convertible Notes are not listed on any national or regional securities exchange. To the extent that Convertible Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Convertible Notes that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Convertible Notes that are not tendered and accepted for payment pursuant to the Offer may be materially adversely affected to the extent that the Offer reduces the float for such Convertible Notes. There is no assurance that an active market in the Convertible Notes will exist or as to the prices at which the Convertible Notes may trade after consummation of the Offer.

Trading Price of Convertible Notes

Because the Convertible Notes are convertible into shares of the Company’s common stock, the trading price of the Convertible Notes is directly affected by factors affecting the trading price of the Company’s common stock, the general level of interest rates and the Company’s credit quality. It is impossible to predict whether the price of the Company’s common stock or interest rates will rise or fall or whether the Company’s credit ratings will improve or decline in the future. The trading price of the Company’s common stock is influenced by several factors, many of which are out of the Company’s control.

Treatment of Convertible Notes Not Purchased in the Offer

Convertible Notes not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Convertible Notes, including the covenants and other protective provisions contained in the Indenture governing the Convertible Notes, will remain unchanged. No amendment to the Indenture is being sought. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes, other than the Company’s purchases of Convertible Notes in connection with the Offer, until ten business days after the expiration or termination of the Offer. From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Convertible Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates will choose to pursue in the future.

In addition, the Company may redeem some or all of the Convertible Notes for cash at any time on or after April 6, 2011 and prior to the stated maturity in accordance with the terms of the Indenture at a price equal to 100% of the principal amount of the Convertible Notes plus any accrued and unpaid interest to the redemption date. However, there can be no assurance that the Holders of the Convertible Notes will have any further opportunity to gain liquidity with respect to the Convertible Notes, except as otherwise expressly required under the Indenture.

MARKET INFORMATION ABOUT THE CONVERTIBLE NOTES

There is no established reporting system or trading market for trading in the Convertible Notes. To the extent that the Convertible Notes are traded, prices of the Convertible Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PAG.” The following table sets forth, for the periods indicated, the high and low sale prices for our common stock for the periods indicated.

	High	Low

Second Quarter (through May 5, 2010)	$16.50	$13.71
First Quarter	17.70	13.75
Fiscal year ended December 31, 2009
Fourth Quarter	$19.15	$14.21
Third Quarter	21.40	14.33
Second Quarter	18.86	8.88
First Quarter	10.34	4.82
Fiscal year ended December 31, 2008
Fourth Quarter	$11.54	$5.04
Third Quarter	23.58	10.51
Second Quarter	22.51	14.67
First Quarter	20.56	13.57
Fiscal year ended December 31, 2007
Fourth Quarter	$22.57	$17.33
Third Quarter	22.92	18.81
Second Quarter	22.51	19.39
First Quarter	24.62	20.17

On May 5, 2010, the last reported sale price of our common stock on the NYSE was $13.92 per share.

We had 92,142,497 shares of common stock, $0.01 par value, outstanding as of May 1, 2010.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND THE CONVERTIBLE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations for beneficial owners of the Convertible Notes relating to the sale of the Convertible Notes pursuant to the Offer but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect or in existence as of the date of this Offer to Purchase and all of which may at any time be repealed, revoked or modified or subject to differing interpretations so as to result in U.S. federal income tax consequences different from those set forth below, possibly with retroactive effect. The Company has not sought, nor does the Company intend to seek, any ruling from the Internal Revenue Service (the “IRS), with respect to the statements made and the conclusions reached in the following summary. Accordingly, the Company can provide no assurance that the IRS will agree with such statements and conclusions or, if the IRS were to challenge any such statements or conclusions, a court would not agree with the IRS.

This summary applies only to beneficial owners of the Convertible Notes that hold the Convertible Notes as capital assets. This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal tax laws other than the U.S. federal income tax laws. In addition, this summary does not address tax considerations applicable to the particular circumstances of a beneficial owner of the Convertible Notes or to beneficial owners of the Convertible Notes that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the Convertible Notes;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	non-U.S. persons or entities, except to the extent specifically set forth below;

•	S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal tax income purposes, and beneficial owners of such entities that hold the notes;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders, as defined below, whose functional currency is not the U.S. dollar; and

•	persons holding Convertible Notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Convertible Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Convertible Notes, you should consult your own tax advisor.

You are urged to consult your own tax advisor regarding the application of the U.S. federal income tax laws to your particular situation with respect to the sale of your Convertible Notes pursuant to the Offer, as well as any tax consequences of your sale of the Convertible Notes pursuant to the Offer arising under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS SUMMARY AND ANY DISCUSSION OF U.S. FEDERAL TAX MATTERS CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE ARE NOT INTENDED AND WERE NOT

WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY AND SUCH DISCUSSION WERE WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE OFFER BY THE COMPANY AND THE DEALER-MANAGERS, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Classification of the Convertible Notes

Under the indenture governing the Convertible Notes, the Company agreed and, by acceptance of a Convertible Note or a beneficial interest in a Convertible Note, each holder and beneficial owner of a Convertible Note is deemed to have agreed, (i) to treat the Convertible Notes as indebtedness that is subject to the special Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) for U.S. federal income tax purposes, and (ii) to be bound by the Company’s application of the Contingent Debt Regulations to the Convertible Notes, including the Company’s determination of the projected payment schedule for the Convertible Notes and the 8.25% comparable yield at which interest is deemed to accrue on the Convertible Notes for U.S. federal income tax purposes. However, none of the foregoing is binding on the IRS, and the IRS may take contrary positions with respect to the tax treatment of the Convertible Notes. Any differing tax treatment of the Convertible Notes could significantly affect the amount and character of gain or loss recognized by a beneficial owner of the Convertible Notes as a result of the sale of the Convertible Notes pursuant to the Offer.

The remainder of this discussion assumes that the Convertible Notes are treated as indebtedness subject to the Contingent Debt Regulations in accordance with the aforementioned agreements and the Company’s determinations, and does not discuss any possible differing treatments of the Convertible Notes in relation to the sale of the Convertible Notes pursuant to the Offer.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the Convertible Notes. Certain consequences to non-U.S. holders of the Convertible Notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of the Convertible Notes that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of the Code) or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a “United States person” (within the meaning of the Code).

The sale of a Convertible Note pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and you generally will recognize gain or loss equal to the difference between (a) the amount of cash you receive for the Convertible Note, reduced by any net negative adjustment carried forward with respect to the Convertible Note and (b) your adjusted tax basis in the Convertible Note. Any gain you recognize upon the sale of a Convertible Note pursuant to the Offer generally will be treated as ordinary interest income. This differs from the tax rules applicable to convertible debt instruments that are not subject to the Contingent Debt Regulations. Any loss you recognize generally will be treated as ordinary loss to the extent of your prior net interest inclusions with respect to the Convertible Note (i.e., the excess of your prior interest inclusions on the Convertible Note over the total negative adjustments with respect to the Convertible Note you previously took into account as ordinary loss). Any loss in excess of your prior net interest inclusions with respect to the Convertible Note generally will be treated as capital loss, which will be long-term capital loss if you held the Convertible Note for more than one year at the time of the sale of the Convertible Note. The deductibility of capital losses is subject to limitations. If a capital loss from the sale of a Convertible Note meets certain thresholds, which are generally $10 million for corporate U.S. holders, other than S-corporations, and $2 million for other U.S. holders, you may be required to file a disclosure statement with the IRS.

Special rules apply in determining the tax basis of a Convertible Note. Your basis in a Convertible Note will generally equal your original purchase price for the Convertible Note, (i) increased by interest you previously accrued on the Convertible Note (determined without taking into account any positive or negative adjustments to interest accruals that arise by reason of differences between projected and actual contingent payments), (ii) reduced by the amount of non-contingent payments and any projected payments that have previously been scheduled to be made (without regard to the actual amounts paid) on the Convertible Notes, and (iii) increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make by reason of a difference between the tax basis of your Convertible Note and its adjusted issue price.

The Contingent Debt Rules are complex. You should consult your tax advisor regarding the tax consequences to you of selling your Convertible Notes pursuant to the Offer, including the computation and tax treatment of any gain or loss you recognize on the sale of your Convertible Notes pursuant to the Offer.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of the notes that is not a U.S. holder and is not a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entity.

Subject to the discussions below under “Information Reporting and Backup Withholding,” if you are a non-U.S. holder, payments of cash made to you pursuant to the Offer, and any gain you realize on the sale of the Convertible Notes pursuant to the Offer (other than any portion of the gain that is attributable to increases in the conversion rate on account of increases in the dividend rate on the Company’s common stock), generally will not be subject to U.S. federal income tax (including by way of withholding thereof), provided that:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of the Company’s stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to the Company through sufficient stock ownership (as provided in the Code);

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	such payments and gain are not effectively connected with your conduct of a trade or business in the United States;

•	the notes and the Company’s common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code;

•	the Company is not a “United States real property holding corporation” (“USRPHC”) under Section 897 of the Code; and

•	you provide the Company or its paying agent with your name and address and a certification under penalties of perjury that you are not a “United States person” as defined under the Code, which certification may be made on an IRS Form W-8BEN or successor form, or you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury regulations.

The Company believes that the Company currently is not, and the Company does not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

If all the conditions described in the bullet points above are not met, you generally will be subject to the 30% U.S. federal withholding tax with respect to the payment of accrued interest and payments treated as interest on the Convertible Notes (or, if any portion of any gain realized by you on the sale of the Convertible Notes is attributable to increases in the conversion rate on account of increases in the dividend rate on the Company’s common stock, you may be subject to this withholding tax with respect to such portion), unless you provide the Company or its paying agent with a properly executed (1) IRS Form W-8BEN or successor form claiming an exemption from or reduction in this withholding tax under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI or successor form stating that interest income recognized by you on the Convertible Notes is not subject to withholding tax because it is effectively connected with your conduct of a U.S. trade or business. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisor concerning application of this withholding tax to you and the possibility of your obtaining an exemption from or reduction in this withholding tax or a refund of any excess amounts withheld.

If you are engaged in a trade or business in the United States and interest income on your Convertible Notes is effectively connected with your conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you), you generally will be subject to U.S. federal income tax on that interest income on a net income basis at the applicable individual or corporate rates in the same manner as if you were a U.S. holder, as described above, although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower rate as may be prescribed under an applicable U.S. income tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest income on your Convertible Notes will be included in your earnings and profits.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to the sale of Convertible Notes pursuant to the Offer. If you are a tendering U.S. holder, U.S. federal income tax law requires that you provide the Depositary with your correct taxpayer identification number (“TIN”) which, in the case of an individual, is your social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Certain U.S. holders, including corporations, are exempt from these information reporting requirements.

Payments received by you pursuant to the Offer may be subject to a backup withholding (currently imposed at a 28% rate) if the Depositary is not provided with your correct Taxpayer Identification Number or an adequate basis for exemption. To prevent backup withholding, each tendering U.S. holder must complete the Substitute Form W-9 included with the Letter of Transmittal, and provide either (i) its correct TIN and certain other information under penalties of perjury or (ii) an adequate basis for exemption. Each tendering holder that is a non-U.S. holder must submit an appropriate, properly completed IRS Form W-8BEN, W-8ECI or other applicable Form W-8, as the case may be, certifying, under penalties of perjury, such holder’s non-U.S. status in order to establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, it will be allowed as a credit against the U.S. federal income tax liability of persons subject to backup withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is furnished to the IRS on a timely basis.

DEALER MANAGERS, INFORMATION AGENT AND DEPOSITARY

We have retained J.P. Morgan Securities Inc. (“J.P. Morgan”) and Banc of America Securities LLC (“BofA Merrill Lynch”) to act as the Dealer Managers in connection with the Offer. In their role as Dealer Managers, J.P. Morgan and BofA Merrill Lynch may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact J.P. Morgan or BofA Merrill Lynch. J.P. Morgan and BofA Merrill Lynch will receive reasonable and customary compensation for their services. We also have agreed to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Dealer Managers and their affiliates engage in various investment banking, commercial banking and financial advisory transactions with us and our affiliates. In particular, the Dealer Managers are acting as joint book-running managers in connection with our New Notes Offering. In addition, from time to time, certain of the Dealer Managers and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

Georgeson Inc. has been appointed the Information Agent for the Offer and will be paid customary fees for its services. We have also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

The Bank of New York Mellon Trust Company, National Association, has been appointed the Depositary for the Offer and will be paid customary fees for its services. The Depositary is also the trustee under the indenture governing the Convertible Notes. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Convertible Notes and in handling or forwarding tenders of Convertible Notes by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent and Depositary as described above) for soliciting tenders of Convertible Notes pursuant to the Offer. Holders and owners holding Convertible Notes through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Convertible Notes through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Convertible Notes held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary.

MISCELLANEOUS

Securities Ownership

Neither the Company nor any of its majority-owned subsidiaries beneficially own any Convertible Notes. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers, to the Company’s knowledge, none of its directors, executive officers or controlling persons beneficially own any Convertible Notes.

Recent Securities Transactions

Based on the Company’s records and on information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company nor, to the Company’s knowledge, any of its affiliates or subsidiaries or persons controlling the Company, and, to the Company’s knowledge, none of the directors or executive officers of the Company or any of its subsidiaries, or any affiliates or subsidiaries of any of the foregoing, have effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase.

Other Material Information

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Convertible Notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s website at www.sec.gov. In addition, our filings are available to the public free of charge on our corporate website at www.penskeautomotive.com. The information included or referred to on our website is not part of this Offer to Purchase.

The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this Offer to Purchase the documents listed below and any documents to the extent filed with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to

Item 2.02 or Item 7.01 of Form 8-K) on or after the date of this Offer to Purchase and until the Offer to Purchase has expired or is terminated (the “Incorporated Documents”):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on February 24, 2010 (including those portions of our definitive proxy statement, dated March 16, 2010, incorporated by reference therein);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed on May 3, 2010; and

•	Our Current Reports on Form 8-K filed on February 9, 2010 and May 5, 2010.

The information contained in each of the documents listed above speaks only as of the date of such document and includes, but is not limited to, selected consolidated financial data regarding the Company, management’s discussion and analysis of financial condition and results of operations and our business. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer to Purchase, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in and constitute part of the Schedule TO filed by the Company with the Commission on May 6, 2010 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include, and public statements by our directors, officers and other employees may include, “forward-looking statements”. Forward-looking statements generally can be identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “estimate,” “predict,” “potential,” “forecast,” “continue” or variations of such terms, or the use of these terms in the negative. Forward-looking statements include statements regarding our current plans, forecasts, estimates, beliefs or expectations, including, without limitation, statements with respect to:

•	our future financial and operating performance, including sales of the smart fortwo;

•	future acquisitions;

•	future potential capital expenditures and share repurchases;

•	our ability to realize cost savings and synergies;

•	our ability to respond to economic cycles;

•	trends in the automotive retail industry and in the general economy in the various countries in which we operate;

•	our ability to access the remaining availability under our credit agreements;

•	our liquidity, including our ability to refinance our outstanding Convertible Notes;

•	future foreign exchange rates;

•	future interest rate levels;

•	trends affecting our future financial condition or results of operations; and

•	our business strategy.

Forward-looking statements involve known and unknown risks and uncertainties and are not assurances of future performance. Actual results may differ materially from anticipated results due to a variety of factors, including the factors identified in the “Risk Factors” section included in our filings with the SEC, which are incorporated by reference herein. Important factors that could cause actual results to differ materially from our expectations include the following:

•	our business and the automotive retail industry in general are susceptible to adverse economic conditions, including changes in interest rates, foreign exchange rates, consumer demand, consumer confidence, fuel prices, unemployment rates and credit availability;

•	the number of new and used vehicles sold in our markets;

•	automobile manufacturers exercise significant control over our operations, and we depend on them in order to operate our business;

•	we depend on the success and popularity of the brands we sell, and adverse conditions affecting one or more automobile manufacturers, such as the current Toyota recalls, may negatively impact our revenues and profitability;

•	the restructuring of any significant automotive manufacturers, as well as the automotive sector as a whole;

•	we may not be able to satisfy our capital requirements for acquisitions, dealership renovation projects, refinancing of our debt when it becomes due (including our outstanding senior subordinated convertible notes), or financing the purchase of our inventory;

•	our failure to meet a manufacturer’s consumer satisfaction requirements may adversely affect our ability to acquire new dealerships and our ability to obtain incentive payments from manufacturers;

•	although we typically purchase vehicles and parts in the local functional currency, changes in foreign exchange rates may impact manufacturers, as many of the component parts of vehicles are manufactured in foreign markets, which could lead to an increase in our costs which we may not be able to pass on to the consumer;

•	changes in tax, financial or regulatory rules or requirements;

•	with respect to Penske Truck Leasing Co., L.P. (“PTL”), changes in the financial health of its customers, labor strikes or work stoppages by its employees, a reduction in PTL’s asset utilization rates and industry competition;

•	substantial competition in automotive sales and services;

•	if we lose key personnel, especially our Chief Executive Officer, or are unable to attract additional qualified personnel;

•	import product restrictions and foreign trade risks that may impair our ability to sell foreign vehicles profitably;

•	automobile dealerships are subject to substantial regulation;

•	if state dealer laws in the U.S. are repealed or weakened our automotive dealerships may be subject to increased competition and may be more susceptible to termination, non-renewal or renegotiation of their franchise agreements;

•	non-compliance with the financial ratios and other covenants under our credit agreements and operating leases;

•	our distribution of the smart fortwo vehicle is dependent upon the continued availability of and customer demand for the smart fortwo;

•	our dealership operations may be affected by severe weather or other periodic business interruptions;

•	our principal stockholders have substantial influence over us;

•	some of our directors and officers may have conflicts of interest with respect to certain related party transactions and other business interests;

•	our level of indebtedness may limit our ability to obtain financing generally and may require that a significant portion of our cash flow be used for debt service;

•	we may be involved in legal proceedings that could have a material adverse effect on our business;

•	our operations outside of the U.S. subject our profitability to fluctuations relating to changes in foreign currency valuations; and

•	we are a holding company and, as a result, must rely on the receipt of payments from our subsidiaries, which are subject to limitations, in order to meet our cash needs and service our indebtedness.

For a discussion of other factors that may affect our business, you should also read carefully the factors described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Commission. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Depositary for the Offer is:

The Bank of New York Mellon Trust Company, National Association

By Mail, Overnight Courier or by Hand or
by Facsimile Transmission (for Eligible Institutions only)

2 North LaSalle Street
Suite 1020
Chicago, Illinois 60602
Telephone: (212) 815-5098
Facsimile: (212) 298-1915

Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Incorporated Documents may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street
26th Floor
New York, New York 10038

Banks and Brokers Call: (212) 440-9800
All Others Call: (866) 695-6075 (toll free)

The Dealer Managers for the Offer are:

J.P. Morgan	BofA Merrill Lynch

383 Madison Avenue	Attention: Global Debt Advisory Services
5th Floor	214 North Tryon Street, 17th Floor
New York, New York 10179	Charlotte, North Carolina 28255
Telephone: (800) 261-5767 (toll free)	Telephone: (980) 388-9217 (collect)
Telephone: (888) 292-0070 (toll free)